UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2016

ROPER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12273	51-0263969
(Commission File Number)	(IRS Employer Identification No.)

6901 Professional PKWY. East, Suite 200, Sarasota, Florida	34240
(Address of Principal Executive Offices)	(Zip code)

(941) 556-2601

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 6, 2016, Roper Technologies, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Diamond Holdings Corporation (“PDHC”), Dash I, Inc. (“Acquisition Sub”) and Thoma Bravo, LLC as representative of the stockholders of PDHC and holders of outstanding options to acquire common stock of PDHC (collectively, the “Sellers”).

Pursuant to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into PDHC, with PDHC surviving as a wholly owned subsidiary of the Company, on the closing date (the “Closing”).

The aggregate purchase price payable to the Sellers at Closing is approximately $2.8 billion in cash subject to adjustment reflecting that the acquisition of PDHC by the Company at Closing will be on a debt free, cash free basis with PDHC’s transaction expenses borne by the Sellers. In addition, the aggregate purchase price payable at Closing may be subject to adjustment up or down to reflect the difference between estimated working capital at Closing and a target working capital range. The Sellers have agreed to place a portion of the purchase price due to the Sellers in escrow for customary post-closing adjustments, if any, to the purchase price with respect to final determinations of Closing working capital and Closing cash amounts.

The Merger Agreement contains customary representations, warranties and covenants of the Company, Acquisition Sub and PDHC. From the date of the Merger Agreement until the Closing, PDHC is required to conduct its business in the ordinary course consistent with past practice and to comply with certain covenants regarding the operation of its business. Subject to certain limitations, the Company will be indemnified for damages resulting from breaches of certain PDHC’s representations, warranties and covenants made in the Merger Agreement and certain other matters.

The Closing is subject to customary closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).

The Merger Agreement provides for certain termination rights of the Company and PDHC including termination by PDHC or the Company if the Closing has not been consummated on or before the ninetieth day after the date of the Merger Agreement, but only if the party terminating the Merger Agreement (and in the case of the Company, either the Company or Acquisition Sub) has not materially breached the agreement and thereby prevented or frustrated the consummation of the transactions contemplated by the Merger Agreement.

The above description of the Merger Agreement does not purport to be complete and is included solely as a summary of the material terms of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference. The Merger Agreement contains representations and warranties made by the parties to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure letters provided by the parties to each other in connection with the signing of the Merger Agreement. While the Company does not believe that these disclosure letters contain information that the securities laws require the parties to publicly disclose, other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties set forth in the Merger Agreement. Investors should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the parties, because they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as fact. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Item 7.01. Other Events.

On December 6, 2016, the Company issued a press release announcing the Company’s entry into the Merger Agreement. A copy of the press release is furnished hereto as Exhibit 99.1, which shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger by and among Project Diamond Holdings Corporation, Roper Technologies, Inc., Dash I, Inc., and Thoma Bravo, LLC, as Representative of the Stockholders and Optionholders dated December 6, 2016.

99.1	Press Release of the Company dated December 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Technologies, Inc.

Date: December 6, 2016	By:	/s/ John Humphrey
		Name:	John Humphrey
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Project Diamond Holdings Corporation, Roper Technologies, Inc., Dash I, Inc., and Thoma Bravo, LLC, as Representative of the Stockholders and Optionholders dated December 6, 2016.

99.1	Press Release of the Company dated December 6, 2016.